Exhibit 23.4

[LETTERHEAD OF LEE KEELING AND ASSOCIATES, INC.]

Consent of Lee Keeling and Associates, Inc.

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form F-3 and related Prospectus Supplements of CNOOC Limited for the registration of debt securities and guarantees and to the incorporation by reference therein of our data appearing in its Annual Report on Form 20-F for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

Lee Keeling and Associates, Inc.

By:	/s/ Lee Keeling and Associates, Inc.
Lee Keeling and Associates, Inc.

15 East Fifth Street, Suite 3500,

Tulsa, Oklahoma 74103-4350 USA

April 19, 2013